EXHIBIT 99.1 PRESS RELEASE, DATED FEBRUARY 7, 2007, OF ENERSYS REGARDING FINANCIAL RESULTS FOR THE THIRD FISCAL QUARTER OF 2007

EnerSys Reports Third Fiscal Quarter of 2007 Results

READING, PA, February 7, 2007/PRNewswire-FirstCall/ — EnerSys (NYSE:ENS), the world’s largest manufacturer, marketer and distributor of industrial batteries, announced today its financial results for the third fiscal quarter of 2007. Net earnings for this quarter were $11.0 million, or $0.24 per basic share and $0.23 per diluted share. This compares to net earnings of $7.8 million, or $0.17 per basic and diluted share in the third fiscal quarter of the prior year, and exceeds the previous guidance of $0.16 - $0.20 per diluted share provided on November 8, 2006. The results for the third fiscal quarter of 2007 (and the guidance) included a non-recurring tax benefit of $0.04 per share. Excluding this non-recurring tax benefit, adjusted net earnings for the Company’s third fiscal quarter of 2007 were $ 9.0 million, or $0.19 per basic and diluted share. The results for the third fiscal quarter of 2006 included a $2.6 million ($1.8 million net of tax) charge primarily related to restructuring activities. Excluding this restructuring charge, adjusted net earnings for this quarter were $9.6 million or $0.21 per basic and $0.20 per diluted share. Please refer to the paragraph below under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of Non-GAAP adjusted financial information.

Net sales for the third fiscal quarter of 2007 were $377.9 million compared to $321.8 million in the comparable period of the prior year, or an increase of 17.4%.

EnerSys’ operating results for its reporting segments for the third fiscal quarter of 2007 and comparable prior year period are as follows (in millions):

	Fiscal quarters ended
	December 31, 2006		January 1, 2006
	Net Sales	Operating Earnings	Net Sales	Operating Earnings
Reserve Power	$157.0	$7.4	$140.8	$8.0
Motive Power	220.9	13.8	181.0	11.7
Restructuring and other charges	—	—	—	(2.6)

	$377.9	$21.2	$321.8	$17.1

Net earnings for the nine fiscal months of 2007 were $34.6 million or $0.74 per share basic and $0.73 per share diluted, including $0.06 per share favorable impact from two legal settlements, the $0.04 per share non-recurring tax benefit and the $0.01 per share unfavorable impact of legal and professional fees related to a shelf registration statement and secondary offering and an abandoned acquisition. This compares to net earnings of $19.0 million or $0.41 per basic and diluted share in the prior year period, which included an $8.6 million ($5.9 million net of tax) charge primarily related to restructuring activities. Excluding the highlighted charges and credits, adjusted net earnings for the nine fiscal months of 2007 were $30.6 million or $0.66 per basic and $0.64 per diluted share, compared to adjusted net earnings for the nine fiscal months of 2006 of $24.9 million or $0.54 per basic and $0.53 per diluted share. Please refer to the paragraph below under the heading “Reconciliation of Non-GAAP Adjusted Financial Measures” for a discussion of the Company’s use of Non-GAAP adjusted financial information.

Net sales for the nine fiscal months of 2007 were $1,090.8 million compared to $930.1 million in the prior year, or an increase of 17.3%.

EnerSys’ operating results for its reporting segments for the nine fiscal months of 2007 and comparable prior year period are as follows (in millions):

	Nine fiscal months ended
	December 31, 2006		January 1, 2006
	Net Sales	Operating Earnings	Net Sales	Operating Earnings
Reserve Power	$474.2	$27.1	$417.0	$26.2
Motive Power	616.6	40.6	513.1	27.0
Restructuring and other charges	—	—	—	(8.6)
Litigation settlement income	—	3.8	—	—

	$1,090.8	$71.5	$930.1	$44.6

“I am pleased with our performance considering the continuing high commodity costs. Our success in realizing increased pricing and our ongoing cost reduction initiatives are major contributors to our earnings growth,” stated John D. Craig, Chairman, President and Chief Executive Officer.

Craig added, “We anticipate that diluted net earnings per share for our fourth quarter will be between $0.15 and $0.19. Our expected fourth quarter earnings will be significantly affected by a 20% sequential, quarterly increase in lead costs. This will increase our sequential quarterly costs by approximately $15 million, an earnings per share impact of $0.21. We announced additional price increases in both November 2006 and January 2007; however, these pricing actions will not be fully realized until after the fourth quarter. Further cost savings initiatives, continued progress in pricing recovery and historically strong fourth quarter sales volume are all expected to substantially offset these higher commodity costs. We remain committed to achieving additional pricing recovery if commodity costs continue to increase.”

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on management’s current expectations and subject to uncertainties and changes in circumstances. The Company’s actual results may differ materially from the forward-looking statements for a number of reasons. For a list of the factors, which could affect the Company’s results, including earnings estimates, see “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Statements,” set forth in the Company’s Quarterly Report on Form 10-Q for the third fiscal quarter ended December 31, 2006, which was filed with the U.S. Securities and Exchange Commission.

Reconciliation of Non-GAAP Adjusted Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). EnerSys’ management uses non-GAAP measures in their analysis of the Company’s performance. These measures, as used by EnerSys in past quarters, adjust net earnings determined in accordance with GAAP to reflect changes in financial results associated with the Company’s restructuring initiatives and unusual charges and income items. Management believes presentations of financial measures reflecting these non-GAAP adjustments provide important supplemental measurement information in evaluating the operating results of the Company as distinct from results that include items that are not indicative of ongoing operating results; in particular, the charges that the Company incurs as a result of restructuring activities associated with our acquisitions. Because these charges are incurred as a result of an acquisition, they are not a valid measure of the performance of our underlying business and accordingly, they are non-recurring in nature. These disclosures have limitations as an analytical tool, should not be viewed as a substitute for net earnings determined in accordance with GAAP, should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. This supplemental presentation should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net earnings determined in accordance with GAAP.

Included below is a reconciliation of non-GAAP adjusted financial measures to reported amounts. Non-GAAP adjusted net earnings are calculated excluding restructuring and highlighted charges. The following tables provide additional information regarding certain non-GAAP measures:

	Fiscal quarters ended
	December 31, 2006		January 1, 2006
	(in millions, except share and per share amounts)
Net earnings reconciliation
As reported net earnings	$11.0		$7.8
Non-GAAP adjustments (net of tax):
Restructuring charge	—		1.8	(1)
Non-recurring tax benefit	(2.0	)(2)	—

Non-GAAP adjusted net earnings	$9.0		$9.6

Outstanding shares used in per share calculations
Basic	46,597,387		46,249,384

Diluted	47,699,968		46,949,052

Non-GAAP adjusted net earnings per share:
Basic	$0.19		$0.21

Diluted	$0.19		$0.20

Reported net earnings per share:
Basic	$0.24		$0.17

Diluted	$0.23		$0.17

	Nine fiscal months ended
	December 31, 2006		January 1, 2006
	(in millions, except share and per share amounts)
Net earnings reconciliation
As reported net earnings	$34.6		$19.0
Non-GAAP adjustments (net of tax):
Restructuring charge	—		5.9	(1)
Litigation settlement income	(2.6	)(3)	—
Shelf registration statement and secondary offering and an abandoned acquisition	0.6	(4)	—
Non-recurring tax benefit	(2.0	)(2)	—

Non-GAAP adjusted net earnings	$30.6		$24.9

Outstanding shares used in per share calculations
Basic	46,469,119		46,210,187

Diluted	47,538,258		46,738,021

Non-GAAP adjusted net earnings per share:
Basic	$0.66		$0.54

Diluted	$0.64		$0.53

Reported net earnings per share:
Basic	$0.74		$0.41

Diluted	$0.73		$0.41

(1)

Resulting from a pretax charges of $2.6 million in the fiscal third quarter of 2006 and $8.6 million in the fiscal nine months of 2006, primarily for severance costs related to staff reductions and other acquisition related restructuring activities in Europe.

(2)	Resulting from a non-recurring, favorable tax benefit, recorded in the third fiscal quarter of 2007.
(3)	Resulting from two favorable legal settlements, net of fees and expenses, recorded in the first and second fiscal quarters of 2007.
(4)	Resulting from legal and professional fees related to a shelf registration statement and secondary offering, and an abandoned acquisition, recorded in the second and third fiscal quarters of 2007.

EnerSys

Summary of Earnings

(In millions, except share and per share data)

(Unaudited)

	Fiscal quarter ended
	December 31, 2006	January 1, 2006
Net sales	$377.9	$321.8

Gross profit	76.9	69.6

Operating expenses	55.7	49.9

Restructuring and other charges	—	2.6

Operating earnings	21.2	17.1

Earnings before income taxes	13.1	11.0

Net earnings	$11.0	$7.8

Net earnings per common share
Basic	$0.24	$0.17

Diluted	$0.23	$0.17

Weighted average shares outstanding
Basic	46,597,387	46,249,384

Diluted	47,699,968	46,949,052

EnerSys

Summary of Earnings

(In millions, except share and per share data)

(Unaudited)

	Nine fiscal months ended
	December 31, 2006	January 1, 2006
Net sales	$1,090.8	$930.1

Gross profit	231.7	200.3

Operating expenses	164.0	147.1

Restructuring and other charges	—	8.6

Litigation settlement income	(3.8)	—

Operating earnings	71.5	44.6

Earnings before income taxes	47.8	28.0

Net earnings	$34.6	$19.0

Net earnings per common share
Basic	$0.74	$0.41

Diluted	$0.73	$0.41

Weighted average shares outstanding
Basic	46,469,119	46,210,187

Diluted	47,538,258	46,738,021

EnerSys will host a conference call to discuss the Company’s third fiscal quarter 2007 financial results and provide an overview of the business. The call will conclude with a question and answer session.

The call, scheduled for February 8, 2007, at 9:00 a.m. Eastern Time, will be hosted by John D. Craig, Chairman, President and Chief Executive Officer and Michael T. Philion, Executive Vice President – Finance and Chief Financial Officer.

The call will also be Webcast on EnerSys’ website. There will be a free download of a compatible media player on the Company’s website at http://www.enersys.com.

The conference call information is:
Date:	Thursday, February 8, 2007
Time:	9:00 a.m. Eastern Time
Via Internet:	http://www.enersys.com
Domestic Call-In Number:	800-299-7928
International Dial-In Number:	617-614-3926
Passcode:	40707378

A replay of the conference call will be available from 11:00 a.m. on February 8, 2007, through midnight on March 8, 2007.

The replay information is:
Via Internet:	http://www.enersys.com
Domestic Replay Number:	888-286-8010
International Replay Number:	617-801-6888
Passcode:	68380978

For more information, please contact Richard Zuidema, Executive Vice President, EnerSys,

P.O. Box 14145, Reading, PA 19612-4145. Tel: 800-538-3627; Website http://www.enersys.com.

About EnerSys

EnerSys, the world leader in stored energy solutions for industrial applications, manufactures, distributes and services reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. Motive power batteries are utilized in electric forklift trucks and other commercial electric powered vehicles. The Company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

More information regarding EnerSys can be found at http://www.enersys.com.

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